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                              CONSULTING AGREEMENT


         THIS AGREEMENT, dated as of the 1st day of March 1998, is made by and between the HARSCO CORPORATION (hereinafter referred to as "Harsco") and WILLIAM
D. ETZWEILER (hereinafter referred to as "Consultant").

         WHEREAS, effective March 1, 1998, Consultant is retiring as the Senior Vice President and Chief Operating Officer of Harsco Corporation and for a certain period after such retirement, Harsco desires the Consultant to provide certain consulting services to Harsco, and Consultant has agreed to provide such services, all pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

         1. Consulting Services. From March 1, 1998 through February 28, 1999, Consultant will serve as a general advisor and consultant to Harsco regarding matters relevant to the knowledge and expertise which Consultant acquired as an officer of Harsco. During that period, Consultant shall provide such specific services as may be reasonably assigned to him from time to time by the Chief Executive Officer pursuant to a schedule mutually satisfactory to both Consultant and Harsco. Such services will be rendered from Consultant's home including telephone consultations with Harsco on an as-needed basis, and upon the request of the Chief Executive Officer, will be rendered at the Corporate Office and/or other locations.

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         2.     Consulting Fees and Other Compensation.

                (a) Harsco shall pay Consultant at the rate of $10,000 for each three month period commencing March 1, 1998, and ending February 28, 1999. Payments will be made in arrears by the 10th day after each three month period. The fee will be prorated for any period of less than three months in the event of early termination of the agreement.

                (b) Harsco will provide Consultant with partial reimbursement of COBRA premiums for continuation of group health insurance for Consultant and his qualified dependents (provided that Consultant elects to continue such coverage) for the medical insurance plan that is in effect for Corporate Office employees as such plan may be changed from time to time. Reimbursement will continue until Consultant attains age 65 years on December 26, 2000.

                Harsco's COBRA reimbursement payment will be made monthly upon receipt of a check from Consultant in the amount of the COBRA premium (which is currently $490.49). The reimbursement to the Consultant will be in a monthly amount equal to Consultant's premium payment less the amount of the coverage cost being charged at that time by Harsco to Corporate Office employees (currently $126.00 for employee plus spouse).

                Amounts payable under this subsection (b) may be considered income to Consultant and be subject to state and local tax obligations at the end of the year in which the amounts are paid.

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          (c) Harsco will continue Consultant's present level of life insurance coverage in the amount of $500,000 until Consultant attains age 65 years. This benefit will result in income being imputed to Consultant for federal income tax purposes under Internal Revenue Code Section 79. Subsequent to that time, a post-retirement group term life insurance benefit of $5,000 will be continued on Consultant's life at Harsco's expense.

          (d) Consultant agrees to indemnify and hold Harsco harmless from any liability for tax payments, required tax withholdings, penalties, additions to tax and/or interest which may arise from compensation and benefits provided under this agreement.

          3. Expenses. In addition to the payment of consulting fees pursuant to
Section 2 above, Consultant shall be reimbursed by Harsco for reasonable business travel expenses incurred in connection with the performance of services hereunder, provided that prior approval by Harsco for incurring the expenses was obtained, and appropriate receipts are presented to Harsco.

          4. Term and Termination. The term of this Agreement shall commence on March 1, 1998 and shall remain in effect until December 31, 2000 (provided, however, that the consulting duties and accrual of fees terminate February 28,
1999). Notwithstanding the foregoing, this Agreement shall terminate upon the death or disability of Consultant, and Harsco may terminate this Agreement for "cause" upon written notice to Consultant. As used in this Agreement, the term "cause" shall include, but not be limited to Consultant's unreasonable refusal to

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perform the duties reasonably assigned to him under this Agreement or other breach of this Agreement. Upon termination of this Agreement for any reason, Consultant shall be paid any unpaid consulting fees earned prior to termination. The provisions of Sections 6 and 7 shall survive termination of this Agreement.

         5. Relationship. In performing his obligations hereunder, Consultant acknowledges and agrees that he is an independent contractor and not an agent or employee of Harsco. Consultant further acknowledges and agrees that he is responsible for his own estimated and self-employment taxes, and that he shall be treated as an independent contractor for all purposes, including but not limited to federal and state taxation, withholding taxes, unemployment insurance, and workers' compensation and disability insurance.

         6. Confidentiality. In consideration of the fees to be received pursuant to Section 2 hereof, Consultant agrees that during the term of this Agreement and at any time thereafter, Consultant will not disclose to any person or use for his own benefit any confidential or proprietary information concerning the strategic plans, customers, suppliers, products, operations, sales techniques or other business related information of Harsco Corporation.

         7. Developments. Consultant agrees that all ideas, inventions, trade secrets, know how, documents and data ("Developments") developed pursuant to Consultant's services provided pursuant to this Agreement shall remain and become the exclusive property of Harsco. Consultant agrees to provide all reasonable assistance to Harsco in perfecting and maintaining its rights to the Developments. Harsco shall

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have the right to use the Developments for any purpose without any additional compensation to Consultant.

         8. Harsco Code of Conduct. A copy of Harsco Corporation's Code of Conduct dated March 1997 (the "Code") is attached hereto and incorporated herein by reference. Consultant acknowledges receipt thereof and expressly agrees to conform to the requirements set forth in the Code.

         9. General Provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that this Agreement is personal to Consultant and neither this Agreement nor Consultant's rights hereunder may be assigned by him. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                               HARSCO CORPORATION



                                            By: /s/ D.C. Hathaway
                                               ------------------------------
                                            Title: Chairman and CEO
                                                   --------------------------







                                            /s/William D. Etzweiler
                                            ---------------------------------
                                            William D. Etzweiler



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